UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2025

IMAC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38797	83-0784691
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3401 Mallory Lane, Suite 100 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 266-4622

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BACK	OTC Markets Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2025, IMAC Holdings, Inc. (the “Company”) appointed Jason Lobel and Saundra Pelletier as a member of the Board of Directors of the Company.

Mr. Lobel is a serial entrepreneur and seasoned executive with a deep track record of building and scaling data-driven companies across healthcare, retail, and consumer packaged goods. He is currently the CEO and Co-Founder of GenomicMD, a precision health diagnostic company that analyzes genomic data for early detection and prevention of common diseases, such as common cancers, cardiovascular diseases, blood clotting, diabetes, etc. Previously, Mr. Lobel was the CEO and Co-Founder of SwiftIQ, a venture-backed artificial intelligence and analytics platform that transformed how retailers and CPG brands analyze real-time consumer transaction data. SwiftIQ processed billions of transactions to deliver actionable insights across the convenience retail ecosystem. Following its acquisition by PDI Software, Mr. Lobel served as Vice President of Sales Growth, leading initiatives to expand data monetization and digital transformation services. Mr. Lobel is also an Executive Board Advisor at Jackman, a leading digital transformation consultancy. Earlier in his career, he was a Director of investment banking at Duff & Phelps (now Kroll). Mr. Lobel holds a BBA in Finance, Investment, and Banking from the University of Wisconsin–Madison.

Ms. Pelletier is an expert in women’s health, with insight driven by both intensive consumer research and deep commercial experience in the global markets with products addressing women’s health spanning every stage in their reproductive journey, from puberty to menopause. Her career in the pharmaceutical industry has spanned more than three decades, during which she has launched pharmaceutical brands worldwide and expanded indications for female healthcare brands in multiple countries. She is a published author, TEDx and keynote speaker, executive coach and staunch advocate for innovation in women’s healthcare. During her 10-year tenure as Chief Executive Officer, President and Executive Director of Evofem Biosciences, Inc. (OTCPK: EVFM), Ms. Pelletier has led the company through its transition to the public market, the approval of PHEXXI® (lactic acid, citric acid, and potassium bitartrate), the first and only hormone-free, on-demand prescription contraceptive vaginal gel, and the acquisition of SOLOSEC® (secnidazole) 2 g oral granules, an oral antibiotic approved to treat bacterial vaginosis and trichomoniasis with just one dose, and four consecutive years of net sales growth. Prior to Evofem, Ms. Pelletier was Executive Director at Woman Care Global, launching a sustainable supply chain providing access to reproductive healthcare in low- and middle-income countries. She started her career at G.D. Searle where during her eight year tenure she served in increasingly senior positions and ultimately as Global Franchise Leader. Ms. Pelletier is a Director of Windtree Therapeutics, Inc. (Nasdaq: WINT), and serves as an Advisory Board Member for several non-profit organizations including CEOs Against Cancer, Girls Inc., and The Center for Community Solutions. Ms. Pelletier holds a BS in Business Administration and a honorary doctorate in business administration from Husson University and a BS in Communications from New England School of Communications.

There are no family relationships between Mr. Lobel, Ms. Pelletier and any director or officer of the Company, nor are there transactions in which Mr. Lobel or Ms. Pelletier has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 6, 2025

IMAC HOLDINGS, INC.

By:	/s/ Faith Zaslavsky
Name:	Faith Zaslavsky
Title:	Chief Executive Officer